Exhibit 99.1

FOR IMMEDIATE RELEASE: FEBRUARY 4, 2019

LEGGETT & PLATT REPORTS 4Q AND FULL-YEAR 2018 RESULTS

Carthage, MO, February 4, 2019 —

◾	4Q sales grew 6%, to $1.05 billion

◾	4Q EPS of $.39, significantly impacted by restructuring-related and impairment charges[1]

◾	4Q adjusted[2] EPS of $.62, up 5% vs 4Q17

◾	2018 sales increased 8% to $4.27 billion

◾	2018 EPS of $2.26; 2018 adjusted[2] EPS of $2.48, up 1% vs 2017

◾	2019 sales guidance: $4.95-$5.1 billion; 16-19% sales growth vs 2018

◾	2019 EPS guidance: $2.35-$2.55; adjusted EPS of $2.45-$2.65

◾	Acquired Elite Comfort Solutions (ECS)[3] in January; expected to add ~$675 million to 2019 sales

Diversified manufacturer Leggett & Platt reported fourth quarter 2018 sales of $1.05 billion, a 6% increase versus fourth quarter last year. Volume was flat. Raw material-related price increases (net of currency impact) added 3% to sales growth and acquisitions also added 3%. Fourth quarter EPS was $.39. Fourth quarter adjusted2 EPS was $.62, a 5% increase versus 2017, primarily due to improved metal margins at our steel rod mill.

	Fourth Quarter			Full Year
EPS, $/share:	2018	2017	Change	2018	2017	Change
Continuing Operations	.39	.27	44%	2.26	2.14	6%
Restructuring-related Charges[1]	(.10)	—		(.10)	—
Note Impairment[1]	(.09)	—		(.09)	—
ECS Transaction Costs	(.04)	—		(.04)	—
TCJA Impact, net	—	(.37)		.01	(.37)
Pension Settlement Charge	—	(.07)		—	(.07)
Gain from Sale of Real Estate	—	.11		—	.11
Tax Benefit from CVP Divestiture	—	.01		—	.05
CVP Divestiture Loss	—	—		—	(.02)
Impairment of Small Operation	—	—		—	(.02)

Total Adjustments (Expense)/Income[2]	(.23)	(.32)		(.22)	(.32)
Continuing Operations, adjusted[2]	.62	.59	5%	2.48	2.46	1%
Net Sales, $m	1,047	984	6%	4,270	3,944	8%

Full-Year Results

Full-year sales grew 8%, to $4.27 billion, and same location sales increased 6%. Volume grew 3%, with gains in Automotive, Bedding, Adjustable Bed, Work Furniture, and Aerospace partially offset by declines in other businesses, primarily Home Furniture, Fashion Bed, and Flooring Products. Raw material-related price increases and currency impact added 3%. Acquisitions, net of 2017 divestitures, contributed 2% to sales growth.

[1]	For additional information please see the press release concerning fourth quarter charges issued December 13, 2018.
[2]	Please refer to attached tables for non-GAAP reconciliations.
[3]	For additional information please see the ECS-related press releases issued November 7, 2018 and January 16, 2019.

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Full-year 2018 EPS from continuing operations was $2.26. Full-year adjusted2 EPS from continuing operations increased 1% to $2.48. EPS benefitted from improved metal margins at our steel rod mill and higher sales. However, these improvements were largely offset by higher raw material costs (including LIFO expense), the lag associated with passing along ongoing inflation, and weak performance in Home Furniture and Fashion Bed. EBIT margin was 10.2% and adjusted2 EBIT margin was 11.1%. In 2017, EBIT margin (both reported and adjusted2) was 11.9%.

CEO Comments

President and CEO Karl G. Glassman commented, “We are pleased to have delivered 8% sales growth for the full year and 6% sales growth in the fourth quarter. This growth came primarily from new programs and added content in Automotive, market share and content gains in Bedding, strength in Adjustable Bed, and raw-material related price increases. Other businesses, including Aerospace and Work Furniture, also contributed to sales growth during the year.

“Portfolio management remains a strategic priority. Over the past several years we have enhanced our business portfolio and improved margins by growing our stronger businesses and exiting or restructuring businesses that consistently struggled to deliver acceptable returns. During 2018 we acquired three businesses: Precision Hydraulic Cylinders (PHC), a leading global manufacturer of engineered hydraulic cylinders primarily for the materials handling market, and two small geo components operations.

“We also recently completed the acquisition of ECS. Through this acquisition, we gained critical capabilities in proprietary foam technology along with scale in the production of private-label finished mattresses. Our combined expertise in spring and foam technology makes us the leading provider of differentiated products for the global bedding industry.

“As we have previously discussed, the Fashion Bed and Home Furniture businesses have underperformed expectations in recent quarters, primarily from weaker demand and higher raw material costs. An in-depth analysis of these businesses was conducted, and we have initiated restructuring activity. We are exiting low margin business, reducing operating costs, and eliminating excess capacity.

“Looking forward, 2019 sales growth will benefit significantly from the ECS acquisition. We also expect sales growth in Automotive, U.S. Spring, Aerospace and Hydraulic Cylinders, partially offset by planned declines in Fashion Bed and Home Furniture related to restructuring activity and from less promotional activity in Adjustable Bed. With the realization of higher sales and moderating steel inflation, we anticipate improved earnings in the coming year.

“Achieving Total Shareholder Return (TSR) that ranks within the top third of the S&P 500 over rolling three-year periods has been and continues to be a primary financial priority. While our recent performance has not met this target, we strongly believe our disciplined growth strategy and use of capital will support achievement of this goal over time.”

ECS acquisition3

On January 16, 2019, Leggett & Platt acquired ECS, a leader in proprietary specialized foam technology primarily for the bedding and furniture industries, for $1.25 billion in cash. The transaction was financed through an expansion of the Company’s commercial paper program and the issuance of a $500 million 5-year term loan with its current bank group.

ECS’s annual sales for the fiscal year ended September 2018 were $611 million and should approximate $675 million in 2019. ECS is expected to generate double-digit sales growth and strong EBITDA margins that should be accretive to Company average margins. Due to impacts from purchase accounting, ECS is expected to have a slightly negative effect on consolidated EBIT margins. ECS is expected to be neutral to EPS in 2019 and accretive to EPS beginning in 2020. ECS will operate as a separate business unit within the Residential Products segment.

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Fourth Quarter Charges1

Leggett & Platt incurred fourth quarter charges as set forth in the table below.

$mln, pretax:	Cash	Non-Cash	Total	EPS
Restructuring-related charges	$7	$9	$16	$.10
Note impairment	—	16	16	.09
ECS transaction costs*	7	—	7	.04

Total charges	$14	$25	$39	$.23

*Includes $4 million in SG&A charges and $3 million of financing-related charges in interest expense.

The restructuring-related charges are primarily attributable to the Fashion Bed and Home Furniture businesses. In 2019, the Company expects an additional estimated $17 million ($.10/share; $5 million cash/$12 million non-cash) in restructuring-related charges for these businesses. The restructuring activity should be substantially complete by the end of 2019.

Cash Flow, Debt, Dividends and Stock Repurchases

Cash from operations was $440 million during 2018. Uses of cash included $160 million to fund capital expenditures, $194 million for dividend payments, $109 million for acquisitions, and $108 million (net) to repurchase stock.

The Company increased the borrowing capacity under its commercial paper program from $800 million to $1.2 billion. At the end of 2018, total debt was 1.9x the trailing 12-month’s adjusted2 EBITDA. After completing the ECS acquisition in January, debt levels increased as expected.

Leggett is committed to maintaining a strong, investment grade profile and expects to quickly deleverage (to a target ratio of debt to trailing 12-months EBITDA of approximately 2.5x) by temporarily suspending share repurchases, reducing other acquisition spending, and using operating cash flow to repay debt.

The Company posted its 47th consecutive annual dividend increase in 2018, a record that only ten S&P 500 companies currently exceed. Leggett is proud of its dividend record and plans to extend it. At Friday’s closing share price of $40.97, the indicated annual dividend of $1.52 per share generates a dividend yield of 3.7%, one of the highest dividend yields among the 57 stocks of the S&P 500 Dividend Aristocrats.

During 2018, Leggett repurchased 2.6 million shares of its stock at an average price of $43.10 and issued 1.2 million shares through employee benefit plans and stock option exercises. Shares outstanding declined to 130.5 million at year end, a 1.1% decrease versus the prior year.

2019 Guidance

2019 Sales are expected to be $4.95-$5.1 billion, an increase of 16-19% versus 2018. The ECS acquisition should add approximately $675 million to sales. In addition to ECS, same location sales growth is expected to be flat to +3%.

EPS is expected to be $2.35-$2.55, including approximately $.10 per share of restructuring-related costs. Adjusted EPS is expected to be $2.45-$2.65, reflecting slightly higher organic sales and moderating steel inflation, partially offset by a higher tax rate. Based upon this guidance range, 2019 EBIT margin should be 10.3-10.8% and adjusted EBIT margin should be 10.8-11.2%.

The Company expects 2019 depreciation and amortization of approximately $210 million and net interest of approximately $95 million, both increasing versus 2018 in large part due to the ECS acquisition. EPS guidance assumes a 24% tax rate (vs. 20% in 2018) and fully diluted shares of 136 million.

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Cash from operations is expected to approximate $550 million in 2019. The increase versus 2018 primarily reflects the ECS acquisition and earnings growth. Capital expenditures should be approximately $195 million, and dividend payments should approximate $205 million. Leggett’s target for dividend payout is approximately 50% of adjusted earnings; payout for 2019 is expected to be above the target.

Leggett’s long-term priorities for use of cash are: fund organic growth, pay dividends, fund strategic acquisitions, and repurchase stock with available cash. As previously stated, the Company will temporarily suspend share repurchases, reduce acquisition spending, and prioritize debt repayment after funding organic growth and dividends.

LIFO

Approximately 50% of Leggett’s inventories are valued on the last-in, first-out (LIFO) method. These are primarily the Company’s domestic, steel-related inventories. In 2018, increasing commodity costs resulted in a full-year LIFO expense of $31 million (pretax). For 2017, increasing commodity costs resulted in a full-year LIFO expense of $19 million (pretax).

SEGMENT RESULTS – Fourth Quarter 2018 (versus 4Q 2017)

Residential Products – Total sales grew 6%, from a 5% increase in same location sales and 1% from acquisitions. Volume was flat with continued growth in U.S. Spring offset primarily by lower sales in Flooring Products. Raw material-related selling price increases added 6% and were slightly offset by a negative currency impact of 1%. EBIT decreased $26 million, primarily from a $16 million non-cash impairment charge related to a note receivable, $4 million in costs incurred in connection with the ECS acquisition, and $1 million in restructuring-related charges. In addition, EBIT decreased from lower volume in certain businesses and increased spending to support growth in U.S. Spring.

Industrial Products – Total sales grew 22%, from raw material-related selling price increases (24%) slightly offset by lower volume (-2%). EBIT increased $17 million primarily from improved metal margins at our steel rod mill.

Furniture Products – Total sales were down 1%. Volume decreased 2% with growth in Adjustable Bed and Work Furniture more than offset by declines in Home Furniture and Fashion Bed. Raw material-related selling price increases, net of currency impact, added 1%. EBIT decreased from restructuring related-charges of $15 million.

Specialized Products – Total sales grew 10%, from the PHC acquisition completed in early 2018. Same location sales were flat, with volume up 3% from growth in Aerospace and Automotive, offset by a negative currency impact of 3%. EBIT decreased $27 million primarily from the non-recurrence of a $23 million gain on the sale of real estate in the fourth quarter of 2017 and other smaller items.

SEGMENT RESULTS – Full Year 2018 (versus 2017)

Residential Products – Total sales grew 5%, from a 4% increase in same location sales (due to raw material-related price increases) and 1% from acquisitions. Volume was flat, with growth in U.S. Spring, European Spring and Geo Components offset by lower sales in other businesses, primarily Flooring Products. EBIT decreased $51 million, with $21 million of the decline from the fourth quarter charges described above. In addition, EBIT decreased from higher raw material costs (including LIFO expense) and increased spending to support content and market share gains in U.S. Spring.

Industrial Products – Total sales grew 21%, from raw material-related selling price increases (18%) and higher volume (3%). EBIT increased $47 million from improved metal margins at our steel rod mill, higher volume and the non-recurrence of a $5 million impairment of a small wire products operation in 2017. These improvements were partially offset by higher LIFO expense.

Furniture Products – Total sales grew 4%. Volume increased 2%, with growth in Adjustable Bed and Work Furniture partially offset by declines in Home Furniture and Fashion Bed. Raw material-related price increases and currency impact added 2% to sales growth. EBIT decreased $32 million, $15 million from restructuring related-charges and the remainder primarily from higher steel costs (including LIFO expense), promotional activity, and lower overhead recovery.

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Specialized Products – Total sales grew 12%. Same location sales increased 6% from volume gains in Automotive and Aerospace, and currency benefits. The PHC acquisition added 9% and was partially offset (3%) by 2017’s CVP divestiture. EBIT decreased $7 million. 2017 EBIT included a $23 million gain on the sale of real estate and a $3 million loss from the CVP divestiture. Absent those items, the segment’s EBIT increased primarily from higher sales.

Slides and Conference Call

A set of slides containing summary financial information is available from the Investor Relations section of Leggett’s website at www.leggett.com. Management will host a conference call at 7:30 a.m. Central (8:30 a.m. Eastern) on Tuesday, February 5. The webcast can be accessed from Leggett’s website. The dial-in number is (201) 689-8341; there is no passcode.

First quarter results will be released after the market closes on Monday, April 29, with a conference call the next morning.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: At Leggett & Platt (NYSE: LEG), we create innovative products that enhance people’s lives, generate exceptional returns for our shareholders, and provide sought-after jobs in communities around the world. L&P is a 136-year-old diversified manufacturer that designs and produces engineered products found in most homes and automobiles. The Company is comprised of 15 business units, 23,000 employee-partners, and 145 manufacturing facilities located in 18 countries.

Leggett & Platt is the leading U.S.-based manufacturer of: a) bedding components; b) automotive seat support and lumbar systems; c) specialty bedding foams and private-label finished mattresses; d) components for home furniture and work furniture; e) flooring underlayment; f) adjustable beds; g) high-carbon drawn steel wire; and h) bedding industry machinery.

FORWARD-LOOKING STATEMENTS: This press release contains “forward-looking statements,” including, but not limited to, the 2019 sales of ECS, the ECS EBITDA margins being accretive to the Company’s average EBITDA margins; the slightly negative impact of ECS on Company consolidated EBIT margins; the neutral impact of ECS to 2019 EPS and ECS being accretive to EPS beginning in 2020; our ability to quickly deleverage to a target level ratio of debt to trailing 12-months EBITDA of approximately 2.5; the Company’s 2019 EPS, adjusted EPS, sales, adjusted EBIT margin, cash from operations, capital expenditures, dividends, dividend payout ratio, depreciation and amortization, net interest and tax rate; and the amount of 2019 restructuring-related charges related to the Fashion Bed and Home Furniture businesses (Restructuring Plan). Such forward-looking statements are expressly qualified by the cautionary statements described in this provision and reflect only the beliefs of Leggett or its management at the time the statement is made. Because all forward-looking statements deal with the future, they are subject to risks, uncertainties and developments which might cause actual events or results to differ materially from those envisioned or reflected in any forward-looking statement. Moreover, we do not have, and do not undertake, any duty to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement was made. Some of these risks and uncertainties include: (i) uncertainty of the expected financial performance of ECS following the acquisition; (ii) failure to realize the anticipated benefits of the ECS acquisition, including as a result of delay in integrating the businesses of ECS; (iii) difficulties and delays in achieving revenue and cost synergies of ECS; (iv) inability to retain and hire key personnel and maintain relationships with customers and suppliers of ECS; (v) the Company’s and ECS’s ability to achieve their respective short-term and longer-term operating targets; (vi) increases or decreases in our capital needs, which may vary depending on a variety of factors, including, without limitation, any other acquisition or divestiture activity and our working capital needs; (vii) market conditions; (viii) alternative capital market opportunities, including, without limitation, the relative attractiveness of longer-term debt financing or equity financing; (ix) the impact of the Tax Cuts and Jobs Act, price and product competition from foreign and domestic competitors, changes in demand for the Company’s and ECS’s products, cost and availability of raw materials and labor, fuel and energy costs, general economic conditions, possible goodwill or other asset impairment, foreign currency fluctuation, litigation risks; (x) the preliminary nature of the estimates related to the Restructuring Plan, and the possibility that all or some of the estimates may change as the Company’s analysis develops, additional information is obtained, and the Company’s efforts to downsize or consolidate any business progresses; (xi) our ability to timely implement the Restructuring Plan in a manner that will positively impact our financial condition and results of operations; (xii) the impact of the Restructuring Plan on the Company’s relationships with its employees, major customers and vendors; and (xiii) other risk factors detailed from time to time in Leggett’s reports filed with the SEC.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

Susan R. McCoy, Vice President, Investor Relations

Wendy M. Watson, Director, Investor Relations

Cassie J. Branscum, Manager, Investor Relations

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LEGGETT & PLATT	Page 6 of 8	February 4, 2019

RESULTS OF OPERATIONS [1]	FOURTH QUARTER			YEAR TO DATE
(In millions, except per share data)	2018	2017	Change	2018	2017	Change
Net sales (from continuing operations)	$1,046.7	$984.5	6%	$4,269.5	$3,943.8	8%
Cost of goods sold	833.5	776.0		3,380.8	3,061.4

Gross profit	213.2	208.5	2%	888.7	882.4
Selling & administrative expenses	111.9	94.3	19%	425.1	400.5	6%
Amortization	5.2	4.7		20.5	20.7
Other expense (income), net	12.1	(11.0)		6.2	(6.7)

Earnings before interest and taxes	84.0	120.5	(30%)	436.9	467.9	(7%)
Net interest expense	15.8	9.9		52.5	35.9

Earnings before income taxes	68.2	110.6		384.4	432.0
Income taxes	15.1	74.2		78.3	138.4

Net earnings from continuing operations	53.1	36.4		306.1	293.6
Discontinued operations, net of tax	—	—		—	(0.9)

Net earnings	53.1	36.4		306.1	292.7
Less net income from non-controlling interest	(0.1)	(0.1)		(0.2)	(0.1)

Net earnings attributable to L&P	$53.0	$36.3	46%	$305.9	$292.6

Earnings per diluted share
From continuing operations	$0.39	$0.27	44%	$2.26	$2.14	6%
From discontinued operations	$0.00	$0.00		$0.00	($0.01)
Net earnings per diluted share	$0.39	$0.27	44%	$2.26	$2.13
Shares outstanding
Common stock (at end of period)	130.5	131.9	(1.1%)	130.5	131.9
Basic (average for period)	134.0	135.6		134.3	136.0
Diluted (average for period)	134.7	136.6	(1.4%)	135.2	137.3

CASH FLOW	FOURTH QUARTER			YEAR TO DATE
(In millions)	2018	2017	Change	2018	2017	Change
Net earnings	$53.1	$36.4		$306.1	$292.7
Depreciation and amortization	35.1	31.5		136.1	125.9
Working capital decrease (increase)	75.5	37.5		(46.0)	(80.2)
Impairments	5.1	0.3		5.4	4.9
Deemed repatriation tax payable	(1.3)	67.3		(1.3)	67.3
Other operating activity	21.7	9.2		40.0	33.1

Net Cash from Operating Activity	$189.2	$182.2	4%	$440.3	$443.7	(1%)
Additions to PP&E	(37.0)	(40.4)		(159.6)	(159.4)	0%
Purchase of companies, net of cash	(1.3)	(0.1)		(109.2)	(39.1)
Proceeds from business and asset sales	1.2	32.6		4.9	45.2
Dividends paid	(49.5)	(47.6)		(193.7)	(185.6)
Repurchase of common stock, net	0.3	(0.2)		(107.6)	(155.0)
Additions (payments) to debt, net	(185.3)	53.1		(85.8)	281.5
Other	(13.0)	3.6		(47.3)	12.9

Increase (Decr.) in Cash & Equiv.	$(95.4)	$183.2		$(258.0)	$244.2

FINANCIAL POSITION	31-Dec
(In millions)	2018	2017	Change
Cash and equivalents	$268.1	$526.1
Receivables	571.6	595.1
Inventories	633.9	571.1
Other current assets	51.0	74.2

Total current assets	1,524.6	1,766.5	(14%)
Net fixed assets	728.5	663.9
Held for sale	2.4	2.6
Goodwill and other assets	1,126.5	1,117.8

TOTAL ASSETS	$3,382.0	$3,550.8	(5%)

Trade accounts payable	$465.4	$430.3
Current debt maturities	1.2	153.8
Other current liabilities	349.1	392.1

Total current liabilities	815.7	976.2	(16%)
Long term debt	1,167.8	1,097.9	6%
Deferred taxes and other liabilities	240.9	285.9
Equity	1,157.6	1,190.8	(3%)

Total Capitalization	2,566.3	2,574.6	(0%)

TOTAL LIABILITIES & EQUITY	$3,382.0	$3,550.8	(5%)

[1]	2017 results retrospectively adjusted for new accounting guidance on the presentation of pension cost.

LEGGETT & PLATT	Page 7 of 8	February 4, 2019

SEGMENT RESULTS	FOURTH QUARTER			YEAR TO DATE
(In millions)	2018	2017	Change	2018	2017	Change
External Sales
Residential Products	$420.3	$394.4	6.6%	$1,703.7	$1,620.2	5.2%
Industrial Products	91.6	74.8	22.5%	367.4	291.7	26.0%
Furniture Products	275.3	280.4	(1.8%)	1,142.1	1,096.4	4.2%
Specialized Products	259.5	234.9	10.5%	1,056.3	935.5	12.9%

Total	$1,046.7	$984.5	6.3%	$4,269.5	$3,943.8	8.3%

Inter-Segment Sales
Residential Products	$4.4	$5.1		$17.1	$18.6
Industrial Products	74.5	61.2		295.0	253.9
Furniture Products	3.4	2.4		13.8	16.8
Specialized Products	0.7	1.6		2.7	7.1

Total	$83.0	$70.3		$328.6	$296.4

Total Sales (External + Inter-segment)
Residential Products	$424.7	$399.5	6.3%	$1,720.8	$1,638.8	5.0%
Industrial Products	166.1	136.0	22.1%	662.4	545.6	21.4%
Furniture Products	278.7	282.8	(1.4%)	1,155.9	1,113.2	3.8%
Specialized Products	260.2	236.5	10.0%	1,059.0	942.6	12.3%

Total	$1,129.7	$1,054.8	7.1%	$4,598.1	$4,240.2	8.4%

EBIT
Residential Products	$14.8	$40.8	(64%)	$132.8	$184.0	(28%)
Industrial Products	20.8	4.0	420%	68.4	21.0	226%
Furniture Products	1.3	16.4	(92%)	49.6	81.5	(39%)
Specialized Products	47.5	74.3	(36%)	189.0	195.6	(3%)
Pension settlement charge	—	(15.3)		—	(15.3)
Intersegment eliminations and other	(0.4)	0.3		(2.9)	1.1

Total	$84.0	$120.5	(30%)	$436.9	$467.9	(7%)

EBIT Margin [2]			Basis Pts			Basis Pts
Residential Products	3.5%	10.2%	(670)	7.7%	11.2%	(350)
Industrial Products	12.5%	2.9%	960	10.3%	3.8%	650
Furniture Products	0.5%	5.8%	(530)	4.3%	7.3%	(300)
Specialized Products	18.3%	31.4%	(1310)	17.8%	20.8%	(300)

Overall from Continuing Operations	8.0%	12.2%	(420)	10.2%	11.9%	(170)

LAST SIX QUARTERS	2017		2018
Selected Figures	3Q	4Q	1Q	2Q	3Q	4Q
Net Sales ($ million)	1,010	984	1,029	1,102	1,092	1,047
Sales Growth (vs. prior year)	6%	9%	7%	11%	8%	6%
Unit Volume Growth (same locations, vs. prior year)	4%	5%	1%	6%	3%	—%

Adjusted EBIT [3]	117	112	107	121	124	120
Cash from Operations ($ million)	105	182	44	81	127	189

Adjusted EBITDA (trailing twelve months) [3]	581	594	588	589	598	609
(Long term debt + current maturities) / Adj. EBITDA [3,4]	2.1	2.1	2.4	2.5	2.3	1.9

Same Location Sales (vs. prior year)	3Q	4Q	1Q	2Q	3Q	4Q
Residential Products	2%	3%	1%	7%	3%	5%
Industrial Products	(3%)	7%	13%	23%	28%	22%
Furniture Products	7%	8%	3%	9%	4%	(1%)
Specialized Products	9%	10%	11%	11%	3%	—%
Overall from Continuing Operations	6%	9%	6%	10%	6%	3%

[2]	Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.
[3]	Refer to next page for non-GAAP reconciliations.
[4]	EBITDA based on trailing twelve months.

LEGGETT & PLATT	Page 8 of 8	February 4, 2019

RECONCILIATION OF REPORTED (GAAP) TO ADJUSTED (Non-GAAP) FINANCIAL MEASURES [8]

	Full Year		2017		2018
Non-GAAP adjustments, Continuing Ops [5]	2017	2018	3Q	4Q	1Q	2Q	3Q	4Q
Restructuring-related charges	—	16.3	—	—	—	—	—	16.3
Note impairment	—	15.9	—	—	—	—	—	15.9
ECS transaction costs	—	6.9	—	—	—	—	—	6.9
Loss on sale of operation	3.3	—	3.3	—	—	—	—	—
Gain on sale of real estate	(23.4)	—	—	(23.4)	—	—	—	—
Pension settlement charge	15.3	—	—	15.3	—	—	—	—
Goodwill and related asset impairment	4.6	—	4.6	—	—	—	—	—

Non-GAAP adjustments (pre-tax)	(0.2)	39.1	7.9	(8.1)	—	—	—	39.1
Income tax impact	(0.3)	(7.5)	(2.8)	2.5	—	—	—	(7.5)
TCJA impact	50.4	(1.8)	—	50.4	—	—	(1.8)	—
Tax benefit of CVP divestiture	(7.6)	—	(5.7)	(1.9)	—	—	—	—

Non-GAAP adjustments (after tax)	42.3	29.8	(0.6)	42.9	—	—	(1.8)	31.6

Diluted shares outstanding	137.3	135.2	136.9	136.6	136.3	135.0	134.7	134.7

EPS impact of non-GAAP adjustments	0.32	0.22	(0.00)	0.32	—	—	(0.01)	0.23

	Full Year		2017		2018
Adjusted EBIT, Margin, and EPS [5]	2017	2018	3Q	4Q	1Q	2Q	3Q	4Q
EBIT (earnings before interest and taxes)	467.9	436.9	109.2	120.5	107.4	121.1	124.4	84.0
Non-GAAP adjustments (pre-tax and excluding interest) [6]	(0.2)	36.0	7.9	(8.1)	—	—	—	36.0

Adjusted EBIT ($ millions)	467.7	472.9	117.1	112.4	107.4	121.1	124.4	120.0

Net sales from continuing operations	3,944	4,270	1,010	984	1,029	1,102	1,092	1,047

EBIT margin	11.9%	10.2%	10.8%	12.2%	10.4%	11.0%	11.4%	8.0%
Adjusted EBIT margin	11.9%	11.1%	11.6%	11.4%	10.4%	11.0%	11.4%	11.5%

Diluted EPS from Continuing Operations	2.14	2.26	0.61	0.27	0.57	0.63	0.67	0.39
EPS impact of non-GAAP adjustments	0.32	0.22	(0.00)	0.32	—	—	(0.01)	0.23

Adjusted EPS ($)	2.46	2.48	0.61	0.59	0.57	0.63	0.66	0.62

	Full Year		2017		2018
Total Debt to EBITDA [7]	2017	2018	3Q	4Q	1Q	2Q	3Q	4Q
Total Debt	1,252	1,169	1,198	1,252	1,393	1,452	1,357	1,169

EBIT	467.9	436.9	109.2	120.5	107.4	121.1	124.4	84.0
Depreciation and Amortization	125.9	136.1	32.2	31.5	33.4	33.8	33.8	35.1

EBITDA	593.8	573.0	141.4	152.0	140.8	154.9	158.2	119.1
Non-GAAP adjustments (pre-tax and excluding interest) [6]	(0.2)	36.0	7.9	(8.1)	—	—	—	36.0

Adjusted EBITDA ($ millions)	593.6	609.0	149.3	143.9	140.8	154.9	158.2	155.1

Adjusted EBITDA, trailing 12 months	594	609	581	594	588	589	598	609

Total Debt / Adjusted 12-month EBITDA	2.1	1.9	2.1	2.1	2.4	2.5	2.3	1.9

[5]	Management and investors use these measures as supplemental information to assess operational performance.
[6]	Full-year 2018 and 4Q 2018 excludes $3.2 million of financing-related charges included in interest expense.
[7]	Management and investors use this ratio as supplemental information to assess ability to pay off debt.
[8]	Calculations impacted by rounding.